SOUTHWEST AIRLINES CO.

NOTICE OF GRANT OF CAREER INVESTMENT CASH AWARD

Pursuant to the terms of the Southwest Airlines Co. Senior Executive Short Term Incentive Plan (the “Plan”), Southwest Airlines Co. (the “Company”) hereby grants to you (the “Participant”) a career investment cash award (“Career Investment Award” or “Award”) in accordance with, and subject to, the following:
    Participant:
    Date of Grant:
    Potential Aggregate Value:    $

    Vesting Schedule

Percentage of Career Investment Award Vesting	Vesting Date

On each Vesting Date, it will be a condition to vesting that the Participant has continuously served as an Employee (as defined in accompanying Terms and Conditions) from the Date of Grant through the Vesting Date; provided that special terms will apply if termination of service is due to death or disability, (see accompanying Terms and Conditions).

Participant understands and agrees that the Career Investment Award is granted in accordance with, and subject to, the terms and conditions of the Plan and the Terms and Conditions accompanying this Notice of Grant.

By asserting any rights with respect to this Award, the Participant (and any person who has acquired this Award by will or the laws of descent and distribution or intestacy) will be deemed to have understood and agreed to the terms and conditions of the Plan and the accompanying Terms and Conditions.

SOUTHWEST AIRLINES CO.
SENIOR EXECUTIVE SHORT TERM INCENTIVE PLAN
TERMS AND CONDITIONS

CAREER INVESTMENT CASH AWARD

By asserting any rights with respect to a Career Investment Cash Award (“Career Investment Award” or “Award”) received pursuant to the Southwest Airlines Co. Senior Executive Short Term Incentive Plan (the “Plan”) and granted pursuant to the Notice of Grant of Career Investment Cash Award with which these Terms and Conditions are attached (the “Notice of Grant”), the recipient of the Award (the “Participant”) will be deemed to have understood and agreed to the terms and conditions of the Plan and the terms and conditions set forth below. Capitalized terms used and not otherwise defined in these Terms and Conditions or in the Notice of Grant shall have the meanings assigned to them in Appendix A to these Terms and Conditions.
1.    Vesting. Subject to these Terms and Conditions and the provisions of the Plan, vesting of the Award will be subject to and in accordance with the schedule set forth in the Notice of Grant.
2.    Interpretation. The Participant’s Career Investment Award is subject to the terms and conditions of the Plan, which terms and conditions are incorporated herein by reference. The Participant’s Career Investment Award is also subject to any rules promulgated pursuant to the Plan by the Company’s Board of Directors (the “Board”), the Compensation Committee of the Board (the “Committee”), or the persons designated by the Committee to administer the day-to-day administration of the Plan. Any decisions or interpretations upon any questions with respect to a Career Investment Award or the Plan, including the determination of the cash amount to be received, shall (as permissible pursuant to applicable laws, rules, or regulations) be determined (i) by the Committee, (ii) by the Board, or (iii) where permitted by the Committee, by any person(s) to whom the Committee has delegated its authority. The Participant (and any person who has acquired the Career Investment Award by will or the laws of descent and distribution or intestacy) agrees to accept any such decisions or interpretations as binding, conclusive, and final in all respects.

3.    Payment of Award. Subject to these Terms and Conditions and the provisions of the Plan, upon each Vesting Date, the Participant (or any person who has acquired the Career Investment Award by will or the laws of descent and distribution or intestacy) will become entitled to a lump sum cash payment of the vested amount of the Award (the “Vested Award Amount”). Payment of the Vested Award Amount will be made as soon as is administratively and reasonably practicable after the Vesting Date, but in any event, no later than 30 days thereafter, subject to the Participant’s satisfaction of any Tax Obligations (as defined in Section 5 below; provided, however, in the event any action required to satisfy the Participant’s Tax Obligations has not been completed by the Participant within 85 days following the Vesting Date, the Vested Award Amount will be forfeited at 4:00 p.m., Eastern Time, on such date.
4.    Rights Upon Termination of Service. In the event of termination of the Participant’s Service, any percentage of the Participant’s outstanding Career Investment Award that has not yet vested as of the date of termination of Service shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination; provided that, notwithstanding anything in the Plan or the Notice of Grant to the contrary, in the event of the termination of the Participant’s Service as a result of death or Disability, such Participant’s Award will fully vest as of the date of termination.

5.    Taxes.
a.In order to comply with any federal, state, local, or other laws or regulations of the United States or any other applicable jurisdiction, the Company or any Affiliate is authorized to take such action as it shall deem appropriate to provide that all applicable federal, state, local, or other income, employment, or other tax withholding or similar obligations (collectively, “Tax Obligations”) to which the Participant is subject in connection with the Award are withheld or collected from the Participant. If and to the extent permitted by the Committee from time to time, the Company is authorized to satisfy the Tax Obligations by any one or more of the following methods: (i) by requiring the Participant to pay such amount in cash or check; (ii) by withholding an amount that would otherwise be payable with respect to the Award that is equal to the amount of the Tax Obligations; (iii) by deducting the amount of the Tax Obligations out of any other remuneration otherwise payable by the Company to the Participant; or (iv) by such other method as may be available to the Company from time to time.
b.The Participant is ultimately liable and responsible for all of the Participant’s Tax Obligations, regardless of any action taken by the Company in accordance with Section 5.a. The Company makes no representation or undertaking regarding the treatment of any Tax Obligation in connection with the grant, vesting, or payment of the Award. The Company does not commit, and is under no obligation, to structure the Plan and its administration to reduce or eliminate a Participant’s tax liability.
c.The Participant agrees to release and indemnify the Company and its Affiliates from any liability or damages arising from or relating to the Participant’s failure to comply with his or her Tax Obligations.
6.    Restriction on Transfer. The Participant’s Award and any rights with respect to the Participant’s Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by the Participant except by will or the laws of descent and distribution or intestacy, and any attempt to sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Participant’s Award will be void and unenforceable against the Company or any Affiliate.

7.    Section 409A Compliance. The Plan and these Terms and Conditions are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including its exceptions, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of the Plan, these Terms and Conditions, or the Notice of Grant, the Company may only make cash payments pursuant to the Award upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the Award or any payments made pursuant to the Award comply with Section 409A, and the Company will not be liable for any portion of any taxes, penalties, interest, or other expenses that the Participant may incur because of non-compliance with Section 409A.

Notwithstanding any provision of the Plan, these Terms and Conditions, or the Notice of Grant to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of Service, and the Company determines in good faith that immediate payment of the Award would cause a violation of Section 409A, then any amount due upon the Participant’s “separation from service” within the meaning of Section 409A that (i) is subject to the provisions of Section 409A; (ii) is not otherwise excluded under Section 409A; and (iii) would otherwise be paid during the first six-month period following the Participant’s separation from service, shall become payable on the earlier of (1) the first business day after the date that is six months following the date of separation from service or (2) the date of the Participant’s death.

8.    No Right to Continued Service and other Participant Acknowledgments. Nothing herein shall be construed to confer upon the Participant any right to continue as an Employee, Director, or in any other manner, or to interfere with or restrict in any way the right of the Company or any Affiliate to discharge the Participant at any time (subject to any contractual rights of the Participant) for any reason whatsoever, with or without cause and with or without advance notice. Furthermore, nothing herein shall in any way be construed as imposing on the Company or any Affiliate a contractual obligation between the Company or any Affiliate and the Participant, other than with respect to the specific terms of the Participant’s Award.
9.    Law Governing. The Participant’s Award shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
10.    Legal Construction. In the event that any one or more of these Terms and Conditions shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term or condition shall not affect any other term or condition, and these Terms and Conditions shall be construed in all respects as if the invalid, illegal, or unenforceable term or condition had never been contained herein.

Appendix A

Definitions

“Affiliate” means any corporation, partnership, limited liability company, or partnership, association, trust, or other organization that directly or indirectly controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii)  to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

“Director” means an individual who is a member of the Southwest Airlines Co. Board of Directors.

“Disability” means the inability of a Participant to continue to perform services for the Company because of the sickness or injury of the Participant, as determined by the Company’s Chief Executive Officer, Chief People Officer, Chief Financial Officer, and/or General Counsel. Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a Participant’s termination of Service as a result of Disability.

“Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate, but does not include non-Employee persons performing advisory or consulting services.

“Service” means a Participant’s employment with the Company or any Affiliate of the Company in the capacity of an Employee. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Company or any Affiliate or because of a change in entity for which services are performed; provided, however, to the extent necessary to comply with the provisions of Section 409A, a termination of Service shall mean a “separation from service” within the meaning of Section 409A.